UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 7)*


                           ISIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   4643300109
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             Rule 13d-1(b)
                             Rule 13d-1(c)
                        [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 16 Pages

CUSIP No.    464330109              13G               Page  2   of   16   Pages
             ---------                                     ---      ----


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER VENTURE PARTNERS II L.P. ("Bessemer II")
             13-3174238
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [X]
                                                           (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             759,566 shs.
         NUMBER OF                 ---------------------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0- shs.
           EACH                    ---------------------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              759,566 shs.
                                   ---------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             759,566 shs.
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.80%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 16 Pages

CUSIP No.    464330109              13G               Page  3   of   16   Pages
             ---------                                     ---      ----


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DEER II & CO. LLC ("Deer II")*
             13-3174240
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]
                                                           (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             759,566 shs.
         NUMBER OF                 ---------------------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0- shs.
           EACH                    ---------------------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              759,566 shs.
                                  ---------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             759,566 shs.
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.80%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 16 Pages

CUSIP No.    464330109              13G               Page  4   of   16   Pages
             ---------                                     ---      ----


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER VENTURE PARTNERS III L.P. ("Bessemer III")
             11-3197697
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]
                                                           (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             770,124 shs.
         NUMBER OF                 ---------------------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0- shs.
           EACH                    ---------------------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              770,124 shs.
                                  ---------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0- shs.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             770,124 shs.
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.90%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 16 Pages

CUSIP No.    464330109              13G               Page  5   of   16   Pages
             ---------                                     ---      ----


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DEER III & CO. LLC ("Deer III")*
             11-3197696
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]
                                                           (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             770,124 shs.
         NUMBER OF                 ---------------------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0- shs.
           EACH                    ---------------------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              770,124 shs.
                                  ---------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0- shs.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             770,124 shs.
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.90%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 16 Pages

CUSIP No.    464330109              13G               Page  6   of   16   Pages
             ---------                                     ---      ----


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             NEILL H. BROWNSTEIN
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             74,073 shs.
         NUMBER OF                 ---------------------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                    ---------------------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              74,073 shs.
                                  ---------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             74,073 shs.

--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.27%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 16 Pages

CUSIP No.    464330109              13G               Page  7   of   16   Pages
             ---------                                     ---      ----


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ROBERT H. BUESCHER
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             9,217 shs.
         NUMBER OF                 ---------------------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                    ---------------------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              9,217 shs.
                                   ---------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             9,217 shs.
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.03%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 16 Pages

CUSIP No.    464330109              13G               Page  8   of   16   Pages
             ---------                                     ---      ----


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             WILLIAM T. BURGIN
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             105,059 shs.
         NUMBER OF                 ---------------------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                    ---------------------------------------------
         REPORTING                    7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              105,059 shs.
                                   ---------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             105,059 shs.
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.40%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 16 Pages

CUSIP No.    464330109              13G               Page  9   of   16   Pages
             ---------                                     ---      ----


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             G. FELDA HARDYMON
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             34,545 shs.
         NUMBER OF                 ---------------------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                    ---------------------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              34,545 shs.
                                   ---------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             34,545 shs.
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.13%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 9 of 16 Pages

CUSIP No.    464330109              13G               Page  10   of   16   Pages
             ---------                                     ----      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             CHRISTOPHER F.O. GABRIELI
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
------------ -------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             157,546 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              157,546 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             157,546 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.60%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 16 Pages

CUSIP No.    464330109              13G               Page  11   of   16   Pages
             ---------                                     ----      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MICHAEL I. BARACH
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
------------ -------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             589 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              589 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             589 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.002%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 16 Pages

CUSIP No.    464330109              13G               Page  12   of   16   Pages
             ---------                                     ----      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DAVID J. COWAN
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
------------ -------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             1,147 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              1,147 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,147 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.004%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 16 Pages

Item 1.

(a)   Name of Issuer:

                           ISIS Pharmaceuticals, Inc.

(b)   Address of Issuer's Principal Executive Office:

                           2280 B Faraday Avenue
                           Carlsbad, California  92008



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business Office and Citizenship:


                  This statement is filed by Bessemer Venture Partners II L.P. and Bessemer Venture Partners III L.P. (collectively referred to as "Bessemer"), both Delaware limited partnerships having their principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. Bessemer's principal business is making venture capital investments for its own account and is carried on at its principal office.

                  This statement is also filed by Deer II & Co. LLC, a Delaware limited liability company whose members are Neill H. Brownstein*, Robert H. Buescher, William T. Burgin, G. Felda Hardymon and Christopher Gabrieli, and by Deer III & Co. LLC, a Delaware limited liability company whose members are Neill Brownstein*, Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, Michael I. Barach** and David J. Cowan. All of such individuals are United States citizens. This statement is also filed by each of such individuals. Deer II & Co. LLC and Deer III & Co. LLC are, respectively, the General Partners of Bessemer Venture Partners II L.P. and Bessemer Venture Partners III L.P. and have their principal offices at the same address as Bessemer. The principal business of Deer II & Co. LLC and Deer III & Co. LLC is making venture capital investments for the account of Bessemer and is carried on at their principal offices, at 535 Middlefield Road, Suite 245, Menlo Park, California 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Brownstein's and Mr. Cowan's principal business address is the Menlo Park address. Mr. Buescher's principal business address is the principal office of Bessemer. Mr. Burgin's, Mr. Hardymon's, Mr. Gabrieli's and Mr. Barach's principal business address is the Wellesley Hills address.

*  As of January 1, 1995 Mr. Brownstein became a special member of
Deer II and Deer III with no power to participate in the management of its affairs.

** As of August 1, 1996, Mr. Barach became a special member of Deer III with no power to participate in the management of its affairs.

(d)   Title of Class of Securities:

                           Common Stock

(e)   CUSIP Number:

                           4643300109


                              Page 13 of 16 Pages

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

                  Not applicable



Item 4.  Ownership as of December 31, 1995

                  Items 5 through 9 of Pages 2 through 12 of this Statement incorporated herein by reference.



Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.



Item 8.  Identification and Classification of Members of the Group

                  See the answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

                  Not applicable.


                              Page 14 of 16 Pages

Item 10.  Certification

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1999



                                 BESSEMER VENTURE PARTNERS II L.P.

                                 By:     Deer II & Co. LLC, General Partner

                                 By:     /s/ Robert H. Buescher
                                     -----------------------------------------
                                         Robert H. Buescher, Manager




                                 DEER II & Co. LLC

                                 By:     /s/ Robert H. Buescher
                                     -----------------------------------------
                                         Robert H. Buescher, Manager




                                 BESSEMER VENTURE PARTNERS III L.P.

                                 By:     Deer III & Co. LLC, General Partner

                                 By:     /s/ Robert H. Buescher
                                     -----------------------------------------
                                         Robert H. Buescher, Manager




                                 DEER III & Co. LLC

                                 By:     /s/ Robert H. Buescher
                                     -----------------------------------------
                                         Robert H. Buescher, Manager




                                 NEILL H. BROWNSTEIN

                                 By:                  *
                                     -----------------------------------------
                                         Robert H. Buescher, Attorney-in-Fact



                              Page 15 of 16 Pages

                                 WILLIAM T. BURGIN

                                 By:                  *
                                     -----------------------------------------
                                         Robert H. Buescher, Attorney-in-Fact




                                 G. FELDA HARDYMON

                                 By:                        *
                                     -----------------------------------------
                                         Robert H. Buescher, Attorney-in-Fact




                                 CHRISTOPHER F.O. GABRIELI

                                 By:                  *
                                     -----------------------------------------
                                         Robert H. Buescher, Attorney-in-Fact




                                 MICHAEL I. BARACH

                                 By:                  *
                                     -----------------------------------------
                                         Robert H. Buescher, Attorney-in-Fact




                                         /s/ Robert H. Buescher
                                     -----------------------------------------
                                      Robert H. Buescher for himself and as
                                      Attorney-in-Fact for the above parties
                                      having an asterisk (*) above their
                                      signature line



                              Page 16 of 16 Pages